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                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                       TRACE INTERNATIONAL HOLDINGS, INC.,

                             TRACE MERGER SUB, INC.

                                       AND

                            FOAMEX INTERNATIONAL INC.























                            Dated as of June 25, 1998


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                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----
                              ARTICLE I. THE MERGER

Section 1.1.    The Merger.....................................................1
Section 1.2.    Effective Time.................................................2
Section 1.3.    Closing........................................................2
Section 1.4.    Directors and Officers of the Surviving Corporation............2
Section 1.5.    Certificate of Incorporation...................................2
Section 1.6.    Bylaws.........................................................2
Section 1.7.    Effect of the Merger...........................................2
Section 1.8.    Special Meeting; Certain Voting Matters........................3
Section 1.9.    Company Action Regarding the Proxy Statement...................3
Section 1.10.   Parent Action Regarding the Proxy Statement....................4

                      ARTICLE II. CONVERSION OF SECURITIES

Section 2.1.    Conversion of Capital Stock....................................5
Section 2.2.    Surrender of Certificates......................................6
Section 2.3.    Dissenting Shares..............................................8
Section 2.4.    Termination of Company Stock Plans.............................8
Section 2.5.    Termination of Warrants........................................9
Section 2.6.    Withholding Taxes.............................................11

           ARTICLE III. REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Section 3.1.    Organization..................................................11
Section 3.2.    Capitalization................................................11
Section 3.3.    Authorization; Validity of Agreement; Company Action..........12
Section 3.4.    Consents and Approvals; No Violations.........................13
Section 3.5.    SEC Reports and Financial Statements..........................14
Section 3.6.    Absence of Certain Changes....................................14
Section 3.7.    No Undisclosed Liabilities....................................15
Section 3.8.    Litigation....................................................15
Section 3.9.    No Default; Compliance with Applicable Laws...................15
Section 3.10.   Brokers.......................................................15
Section 3.11.   Opinion of Financial Advisor..................................15

          ARTICLE IV. REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB

Section 4.1.    Organization..................................................16
Section 4.2.    Authorization; Validity of Agreement; Necessary Action........16
Section 4.3.    Consents and Approvals; No Violations.........................16
Section 4.4.    Financing Arrangements........................................17
Section 4.5.    No Prior Activities...........................................17
Section 4.6.    Litigation....................................................18
Section 4.7.    Other Arrangements............................................18


                                       (i)

                              ARTICLE V. COVENANTS

Section 5.1.    Interim Operations of the Company.............................18
Section 5.2.    Access; Confidentiality.......................................21
Section 5.3.    Additional Agreements.........................................21
Section 5.4.    Consents and Approvals; HSR Act...............................21
Section 5.5.    No Solicitation...............................................22
Section 5.6.    Publicity.....................................................23
Section 5.7.    Notification of Certain Matters...............................24
Section 5.8.    Fair Price Statute............................................25
Section 5.9.    Indemnification...............................................25
Section 5.10.   Financing.....................................................27
Section 5.11.   Conduct of Business of Sub....................................27

                             ARTICLE VI. CONDITIONS

Section 6.1.    Conditions to Each Party's Obligation to Effect the Merger....28
Section 6.2.    Additional Conditions to Obligations of the Company...........28
Section 6.3.    Additional Conditions to Obligations of Parent and Sub........29

                     ARTICLE VII. TERMINATION AND AMENDMENT

Section 7.1.    Termination...................................................29
Section 7.2.    Effect of Termination.........................................31

                           ARTICLE VIII. MISCELLANEOUS

Section 8.1.    Fees and Expenses.............................................31
Section 8.2.    Amendment and Modification....................................32
Section 8.3.    Nonsurvival of Representations and Warranties.................32
Section 8.4.    Notices.......................................................32
Section 8.5.    Interpretation................................................34
Section 8.6.    Counterparts..................................................34
Section 8.7.    Entire Agreement; No Third Party Beneficiaries................34
Section 8.8.    Severability..................................................34
Section 8.9.    Governing Law.................................................34
Section 8.10.   Assignment....................................................35
Section 8.11.   Descriptive Headings..........................................35
Section 8.12.   Obligation of Parent..........................................35

                             ARTICLE IX. DEFINITIONS

Section 9.1.    Certain Definitions...........................................35
Section 9.2.    Accounting Terms and Determinations...........................41


Exhibit A -- Form of Certificate of Merger


                                      (ii)

                          AGREEMENT AND PLAN OF MERGER

            AGREEMENT AND PLAN OF MERGER (the "Agreement"), dated as of June 25, 1998, by and among Trace International Holdings, Inc., a Delaware corporation ("Parent"), Trace Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent ("Sub"), and Foamex International Inc., a Delaware corporation (the "Company").

                                    RECITALS:

            WHEREAS, the Boards of Directors of the Company (on the recommendation of the Special Committee) and Parent have each adopted a resolution approving this Agreement and the Merger (as hereinafter defined) of Sub with and into the Company in accordance with the Delaware General Corporation Law, and upon the terms and subject to the conditions set forth herein; and

            WHEREAS, the Board of Directors of the Company (on the recommendation of the Special Committee) has adopted a resolution approving this Agreement and the Merger, and has determined that the consideration to be paid for each share of the Company's Common Stock, $0.01 par value per share (the "Shares") in the Merger (other than Shares held by Parent and its Subsidiaries) is fair to the holders of such Shares;

            NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the Company, Parent and Sub hereby agree as follows:

                                   ARTICLE I.

                                   THE MERGER

            Section 1.1. The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time, Sub shall be merged (the "Merger") with and into the Company in accordance with the relevant provisions of the Delaware General Corporation Law ("DGCL"), the separate corporate existence of Sub (except as may be continued by operation of law) shall cease, and the Company shall continue as the surviving corporation in the Merger (the Company is sometimes referred to as the "Surviving Corporation"; Sub and the Company are sometimes referred to as the "Constituent Corporations"). Notwithstanding the foregoing, at the election of Parent, Parent may substitute any direct or indirect wholly owned Subsidiary of Parent or Sub as a Constituent Corporation. To the extent that Parent exercises its election to substitute a direct or indirect wholly owned Subsidiary of Parent or Sub as a Constituent Corporation, then the parties hereto shall promptly enter into an amendment to this Agreement necessary or desirable to provide for such election, without any approval, authorization or adoption by the Board of

Directors or shareholders of the Company if none is required by any applicable Legal Requirement. If Parent exercises such election in accordance with this
Section 1.1, all reference herein to "Sub" shall be deemed to refer to such substitute Subsidiary.

            Section 1.2. Effective Time. As soon as practicable after satisfaction or waiver of the conditions set forth in Article VI, or at such other time as the parties shall agree, the parties shall file a certificate of merger or other appropriate documents (in any such case, the "Certificate of Merger") executed in accordance with the relevant provisions of the DGCL, substantially in the form of Exhibit A hereto, and shall make all other filings or recordings required under the DGCL in order to effectuate the Merger. The Merger shall become effective at the time when the Certificate of Merger has been duly filed with the Delaware Secretary of State, or such time as is agreed upon by the parties and specified in the Certificate of Merger, and such time is hereinafter referred to as the "Effective Time."

            Section 1.3. Closing. The closing of the Merger (the "Closing") shall take place (i) at 10:00 a.m., local time, on a date to be specified by the parties, which shall be no later than the second business day after satisfaction or waiver of all of the conditions set forth in Article VI hereof, at the offices of Willkie Farr & Gallagher in New York, NY, or (ii) at such other time and place as Sub and the Company shall agree (the "Closing Date").

            Section 1.4. Directors and Officers of the Surviving Corporation. The directors and officers of Sub at the Effective Time shall be the directors and officers, respectively, of the Surviving Corporation.

            Section 1.5. Certificate of Incorporation. The certificate of incorporation of the Company in effect at the Effective Time shall be the certificate of incorporation of the Surviving Corporation until amended in accordance with applicable law.

            Section 1.6. Bylaws. The bylaws of the Company in effect at the Effective Time shall be the bylaws of the Surviving Corporation until amended in accordance with applicable law.

            Section 1.7. Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the DGCL and in Article II hereof. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of the Company and Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Sub shall become the debts, liabilities and duties of the Surviving Corporation.

            Section 1.8. Special Meeting; Certain Voting Matters.

            (a) The Company, acting through its Board of Directors, shall, in accordance with applicable law, duly call, give notice of, convene and hold a special meeting of its shareholders (the "Special Meeting") as promptly as practicable following the date hereof for the purpose of considering and taking action regarding the adoption of this Agreement.

            (b) Parent shall vote, or cause to be voted, all of the Shares then owned by it, Sub, and any of its other Subsidiaries in favor of the approval of the Merger and the authorization and adoption of this Agreement to the extent permitted pursuant to the terms of the agreements filed as exhibits as of the date hereof to Parent's Schedule 13D with respect to the Company.

            Section 1.9. Company Action Regarding the Proxy Statement.

            (a) The Company, acting through its Board of Directors shall, in accordance with applicable law and after consultation with Parent and its legal counsel, exercise its reasonable best efforts:

                  (i) to prepare and file with the SEC as soon as reasonably practicable after the date hereof, a preliminary proxy statement relating to the Merger and this Agreement;

                  (ii) to obtain and furnish the information required by the SEC to be included in the Proxy Statement or otherwise required to be furnished to the staff of the SEC in connection therewith;

                  (iii) to respond as promptly as reasonably practicable to, and resolve, all comments made by the SEC with respect to the preliminary proxy statement;

                  (iv) to cause a definitive proxy statement, including any
            amendment or supplement thereto (the "Proxy Statement") to be mailed to the holders of the Shares as promptly as reasonably practicable after resolution of the comments of the SEC staff with respect thereto; and

                  (v) to obtain the necessary approvals of the Merger and
            authorization and adoption of this Agreement by the holders of the Shares.

            (b) The Company shall prepare and revise the Proxy Statement and the Company 13E-3 Information so that, at the date mailed to the holders of Shares, and at the time of the

      Special Meeting, the Proxy Statement and the Company 13E-3 Information will (except that the Company shall not be responsible under this clause
      (b) with respect to statements made in the Proxy Statement based on information supplied by Parent or Sub expressly for inclusion in the Proxy Statement):

                  (i) not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading; and

                  (ii) comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

            (c) The Company, acting through its Board of Directors shall, subject to the provisions of Section 5.5, make at the Special Meeting, and include in the Proxy Statement, the recommendation of the Board of Directors of the Company that holders of Shares vote in favor of the adoption of this Agreement.

            (d) The Company shall use its reasonable best efforts to assist Parent (to the extent Parent so requests) in the preparation of the
      Schedule 13E-3 relating to the Merger (the "Schedule 13E-3"), and shall furnish such information as may be reasonably requested by Parent for inclusion in the Schedule 13E-3 (such information furnished by the Company, the "Company 13E-3 Information").

            Section 1.10. Parent Action Regarding the Proxy Statement.

            (a) Parent shall use its reasonable best efforts to assist the Company (to the extent the Company so requests):

                  (i) in the preparation of the preliminary proxy statement
            relating to the Merger,

                  (ii) in responding to and resolving any comments made by the staff of the SEC with respect to the preliminary proxy statement,

                  (iii) in the preparation of the Proxy Statement, and

                  (iv) in obtaining the necessary approvals of the Merger and adoption of this Agreement by the holders of the Shares as provided herein.

            (b) Parent and Sub will timely file with the SEC a Schedule 13E-3 relating to the transactions contemplated hereby, and such Schedule 13E-3 will comply in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder.

            (c) Parent shall furnish to the Company written information concerning itself and Sub as may be reasonably requested by the Company expressly for inclusion in the Proxy Statement, including without limitation information required pursuant to Rule 13e-3 and Schedule 13E-3 under the Exchange Act (the "Parent-Furnished Information"). Parent shall prepare and revise the Parent-Furnished Information and the Schedule 13E-3 so that the Parent-Furnished Information and the Schedule 13E-3 will not, at the date the Proxy Statement is mailed to the holders of the Shares, or at the time of the Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading (except that Parent shall not be responsible under this paragraph (c) with respect to (i) statements made in the Schedule 13E-3 incorporated by reference from the Proxy Statement (except to the extent constituting Parent-Furnished Information), or (ii) with respect to statements made in the Schedule 13E-3 based on information supplied by the Company expressly for inclusion in the Schedule 13E-3).


                                   ARTICLE II.

                            CONVERSION OF SECURITIES

            Section 2.1. Conversion of Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the holders of any Shares or any shares of capital stock of Sub:

            (a) Sub Capital Stock. Each issued and outstanding share of capital stock of Sub shall be canceled and retired and shall cease to exist and no consideration shall be delivered in exchange therefor.

            (b) Parent Shares; Cancellation of Treasury Stock and Subsidiary Owned Stock.

                  (i) All Shares that are owned by the Company or any Subsidiary of the Company shall be canceled and retired and shall cease to exist and no consideration shall be delivered in exchange therefor.

                  (ii) All Shares that are owned by Parent or any Subsidiary of
            Parent at the Effective Time ("Parent Shares") shall remain outstanding, and from and after the Effective Time shall constitute shares of the Surviving Corporation.

            (c) Exchange of Shares. Each issued and outstanding Share (other than Parent Shares, Shares to be canceled in accordance with Section 2.1(b)(i) and, as set forth in Section 2.3, any Shares which are held by shareholders exercising appraisal rights pursuant to the DGCL ("Dissenting Shareholders")) shall be converted into the right to receive $18.75 per Share, payable to the holder thereof, without interest (the "Merger Consideration"), upon surrender of the certificate formerly representing such Share in the manner provided in Section 2.2. All such Shares, when so converted, shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration therefor upon the surrender of such certificate in accordance with Section 2.2, without interest, or, in the case of Dissenting Shareholders, the right, if any, as set forth in Section 2.3, to receive payment from the Surviving Corporation of the fair value of such Shares as determined in accordance with the DGCL (plus, in each case, any dividend or distribution payable with respect to such Shares with a record date prior to the Effective Time).

            Section 2.2. Surrender of Certificates.

            (a) Paying Agent. Prior to the Effective Time, Parent shall designate The Bank of Nova Scotia or another bank or trust company reasonably acceptable to the Special Committee to act as agent for the holders of the Shares in connection with the Merger (the "Paying Agent") to receive the aggregate amount of funds (the "Aggregate Amount") to which holders of the Shares shall become entitled pursuant to Section 2.1(c), the holders of Stock Options shall become entitled to pursuant to Section 2.4, and the holders of Warrants shall become entitled to pursuant to
      Section 2.5. Parent shall deposit with the Paying Agent at the Closing the Aggregate Amount, to be held by the Paying Agent and paid to holders of Shares pursuant to Section 2.2(b), holders of Stock Options pursuant to
      Section 2.4 and holders of Warrants pursuant to Section 2.5. All interest earned on such funds shall be paid to Parent.

            (b) Surrender Procedures. As soon as reasonably practicable after the Effective Time, the Paying Agent shall mail to each holder of record of a certificate or certificates, which immediately prior to the Effective Time represented outstanding Shares (the "Certificates"), whose Shares were converted pursuant to Section 2.1(c) into the right to receive the Merger Consideration (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent and shall be in such form and have such other provisions as Parent and the Surviving Corporation may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for payment of the Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive and shall be paid in exchange therefor the Merger Consideration for each Share formerly represented by such Certificate and the Certificate so surrendered shall forthwith be canceled. No interest will be paid or accrued on the cash payable upon the surrender of the Certificates. If payment of the Merger Consideration is to be made to a person other than the person in whose name the surrendered Certificate is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the person requesting such payment shall have paid any transfer and other taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of the Certificate surrendered or shall have established to the reasonable satisfaction of the Surviving Corporation that such tax either has been paid or is not applicable. Until surrendered as contemplated by this Section 2.2, each Certificate (other than Certificates for Parent Shares) shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration in cash as contemplated by this Section 2.2. The right of any shareholder to receive the Merger Consideration shall be subject to
      Section 2.6.

            (c) Transfer Books; No Further Ownership Rights in the Shares. At the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of the Shares on the records of the Company. From and after the Effective Time, the holders of Certificates evidencing ownership of the Shares (other than Parent Shares) outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares, except for (i) the right to surrender such Certificate in exchange for the amount of Merger Consideration to which such holder is entitled under this Agreement, or (ii) the rights available under the DGCL for Dissenting Shares (plus, in each case, the right to receive any dividend or distribution payable with respect to such Shares with a record date prior to the Effective Time). If, after the Effective Time, Certificates (other than Certificates for Parent Shares) are presented to the Surviving Corporation for any reason, they shall be canceled and the Merger Consideration shall be paid as provided in this Article II.

            (d) Termination of Fund; No Liability. At any time following twelve months after the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds (including any interest received with respect thereto) which had been deposited with the Paying Agent and which have not been disbursed to holders of Certificates, Stock Options, and Warrants, and thereafter such holders shall be entitled to look to the Surviving Corporation (subject to abandoned property, escheat or other similar laws) only as general creditors thereof with respect to the Merger Consideration payable upon due surrender of their Certificates, without any interest thereon. Notwithstanding the foregoing, none of Parent, the Surviving Corporation or the Paying Agent shall be liable to any holder of a Certificate for Merger Consideration delivered to a public official in good faith pursuant to any applicable abandoned property, escheat or similar law.

            Section 2.3. Dissenting Shares. Notwithstanding any other provision of this Agreement to the contrary, Shares held by a holder who has not voted such Shares in favor of the Merger and with respect to which appraisal rights shall have been exercised and perfected in accordance with Section 262 of the DGCL (the "Dissenting Shares") and as of the Effective Time not withdrawn shall not be converted into the right to receive the Merger Consideration at or after the Effective Time, but such Shares shall be converted into the right to receive such consideration as may be determined to be due to holders of Dissenting Shares pursuant to the laws of the State of Delaware unless and until the holder of such Dissenting Shares withdraws his or her demand for such appraisal or becomes ineligible for such appraisal (through failure to perfect or otherwise). If a holder of Dissenting Shares shall withdraw his or her demand for such appraisal or shall become ineligible for such appraisal (through failure to perfect or otherwise), then, as of the Effective Time or the occurrence of such event, whichever last occurs, such holder's Dissenting Shares shall automatically be converted into and represent the right to receive the Merger Consideration, without interest, as provided in Section 2.1(c). The Company shall give Parent (i) prompt notice of any demands for appraisal of Shares received by the Company and (ii) the opportunity to participate in and direct all negotiations and proceedings with respect to any such demands. The Company shall not, without the prior written consent of Parent, voluntarily make any payment with respect to, settle or offer to settle, any such demands.

            Section 2.4. Termination of Company Stock Plans.

            (a) As of the Effective Time, the Company shall use its reasonable best efforts to take such actions to provide that by virtue of the Merger and without any action on the part of the holders thereof, each option to purchase Shares (a "Stock Option") that is outstanding immediately before the Effective Time, whether or not then-exercisable, shall be canceled and, in consideration of such cancellation, each holder of a Stock Option shall receive at the Effective Time an amount, subject to Section 2.6, equal to the product of (i) the amount, if any, by which the Merger Consideration exceeds the per Share exercise price of the Stock Option and (ii) the number of Shares subject thereto. No payment shall be made with respect to any Stock Option having a per Share exercise price, as in effect immediately prior to the Effective Time, equal to or greater than the Merger Consideration. The consideration due under this Section 2.4 shall be payable without interest after (a) verification by the Paying Agent of the ownership and terms of the particular Stock Option by reference to the Company's records or such other evidence reasonably acceptable to the Surviving Corporation as the holder may provide, and (b) delivery in the manner provided in Section 2.2(b) of a written instrument (the "Option Release"), duly executed by the owner of the applicable Stock Options, in a form provided by the Paying Agent and setting forth (i) the aggregate number of Stock Options owned by that person (including Stock Options as to which no consideration is payable under this Section 2.4); (ii) a representation by the person that such person is the owner of all Stock Options described pursuant to clause (i), and that none of those Stock Options has expired or ceased to be exercisable; and (iii) a confirmation of and consent to the cancellation of all of the Stock Options described pursuant to clause (i), including the Stock Options for which no consideration is payable pursuant to this Section 2.4, in consideration of the payment provided for in this
      Section 2.4.

            (b) As of the Effective Time, the Company shall use its reasonable best efforts to provide that (i) the plans of the Company providing for Stock Options (the "Option Plans") shall terminate as of the Effective Time and the provisions in any other plan, program or arrangement, providing for the issuance or grant by the Company or any of its Subsidiaries of any interest in respect of the capital stock of the Company or any of its Subsidiaries shall terminate as of the Effective Time, and (ii) following the Effective Time no holder of Stock Options or any participant in the Option Plans or any other such plans, programs or arrangements shall have the right thereunder to acquire any equity securities of the Company or any Subsidiary thereof.

            Section 2.5. Termination of Warrants.

            (a) As of the Effective Time, the Company shall use its reasonable best efforts to take such actions to provide that by virtue of the Merger and without any action on the part of the holders thereof, each warrant to purchase Shares (a "Warrant") that is outstanding immediately before the Effective Time, whether or not then-exercisable, shall be canceled and, in consideration of such cancellation, each holder of a Warrant shall receive at the Effective Time an amount, subject to Section 2.6, equal to the product of (i) the amount, if any, by which the Merger Consideration exceeds the per Share exercise price of the Warrant and (ii) the number of Shares subject thereto. No payment shall be made with respect to any Warrant having a per Share exercise price, as in effect immediately prior to the Effective Time, equal to or greater than the Merger Consideration. The consideration due under this Section 2.5 shall be payable without interest after (a) verification by the Paying Agent of the ownership and terms of the particular Warrant by reference to the Company's records or such other evidence reasonably acceptable to the Surviving Corporation as the holder may provide, and (b) delivery in the manner provided in Section 2.2(b) of a written instrument (the "Warrant Release"), duly executed by the owner of the applicable Warrants, in a form provided by the Paying Agent and setting forth (i) the aggregate number of Warrants owned by that person (including Warrants as to which no consideration is payable under this Section 2.5); (ii) a representation by the person that such person is the owner of all Warrants described pursuant to clause (i), and that none of those Warrants has expired or ceased to be exercisable; and (iii) a confirmation of and consent to the cancellation of all of the Warrants described pursuant to clause (i), including the Warrants for which no consideration is payable pursuant to this Section 2.5, in consideration of the payment provided for in this Section 2.5.

            (b) As of the Effective Time, the Company shall use its reasonable best efforts to provide that (i) except as set forth in Section 2.5 of the Sub Disclosure Schedule (as defined below), the agreements of the Company providing for Warrants (the "Warrant Agreements"), including the Warrant Agreement, dated as of June 28, 1994, by and between the Company and Shawmut Bank Connecticut, National Association, the Warrant Exchange Agreement, dated as of December 14, 1993, by and between the Company and DLJ Funding, Inc. and the Warrant Exchange Agreement, dated as of December 14, 1993, by and between the Company and Marely I S.A., shall terminate as of the Effective Time and the provisions in any other agreement or arrangement, providing for the issuance or grant by the Company of any interest in respect of the capital stock of the Company shall terminate as of the Effective Time, and (ii) following the Effective Time no holder of Warrants or any party to a Warrant Agreement or any other such agreements or arrangements shall have the right thereunder to acquire any equity securities of the Company from the Company or any Subsidiary thereof.

            Section 2.6. Withholding Taxes. The Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable to a holder of Shares, Stock Options or Warrants pursuant to the Merger, such amounts as are required to be withheld under the Code, or any applicable Legal Requirement. To the extent that amounts are so withheld by the Surviving Corporation, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares, Stock Options or Warrants in respect of which such deduction and withholding was made by the Surviving Corporation.

                                  ARTICLE III.

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

                  The Company represents and warrants to Parent and Sub as follows:

            Section 3.1. Organization. Each of the Company and its Subsidiaries is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation and has the requisite corporate or partnership power and authority to own, operate or lease the properties that it purports to own, operate or lease and to carry on its business as it is now being conducted, and, except as set forth in Section 3.1 of the Company Disclosure Schedule (as defined below), is duly qualified as a foreign entity to do business, and is in good standing, in each jurisdiction where the character of its properties owned, operated or leased or the nature of its activities makes such qualification necessary, except for such failure which, when taken together with all other such failures, would not reasonably be expected to result in a Material Adverse Effect. The certificate of incorporation and the bylaws or equivalent organizational documents, each as amended to the date hereof, of the Company and such documents with respect to all Subsidiaries of the Company have been made available to Parent. Such certificate of incorporation, bylaws and equivalent organizational documents are in full force and effect. A true and complete list of all the Company's Subsidiaries, together with the jurisdiction of incorporation of each Subsidiary is set forth in
Section 3.1 of the Company Disclosure Schedule delivered to Parent and Sub on or before the date hereof (the "Company Disclosure Schedule").

            Section 3.2. Capitalization.

            (a) Capitalization. The authorized capital stock of the Company consists of 50,000,000 Shares, par value $.01 per Share and 5,000,000 shares of Preferred Stock, par value $1.00 per share. As of June 19, 1998,
      (i) 25,014,843 Shares were issued and outstanding, (ii) 1,989,000 Shares were held in the treasury of the Company or by Subsidiaries of the Company, (iii) 1,390,848 Shares were issuable upon exercise of outstanding Stock Options under the Option Plans,

      (iv) 27,737 Shares were issuable under the Non-Employee Director Compensation Plan, (v) 1,226,530 Shares were issuable pursuant to the Participating Warrants, (vi) 600,000 Shares were issuable pursuant to the 1994 Warrants and (vii) no shares of Preferred Stock were issued and outstanding. Section 3.2 of the Company Disclosure Schedule sets forth a true and correct list as of June 19, 1998 of all holders of Stock Options, the number of such Stock Options outstanding as of such date and the exercise price per Stock Option. All of the outstanding Shares have been duly authorized and validly issued and are fully paid and nonassessable and free of preemptive rights. Subsequent to June 19, 1998, no Shares have been issued by the Company except upon the exercise of outstanding Stock Options or Warrants described in this Section 3.2(a). Each of the outstanding Stock Options described in this Section 3.2 allows the optionee to purchase Shares which have been authorized to be issued by the Company's Board of Directors. Each of the outstanding Warrants described in this Section 3.2 allows the holder to purchase Shares which have been authorized to be issued by the Company's Board of Directors under the Warrant Agreements. Except as set forth in Section 3.2 of the Company Disclosure Schedule, there are no other options, warrants or other rights, convertible debt, agreements, arrangements or commitments of any character obligating the Company or any of its Subsidiaries to issue or sell any shares of capital stock of or other equity interests in the Company or any of its Subsidiaries. The Company is not obligated to redeem, repurchase or otherwise reacquire any of its capital stock or other securities.

            (b) Except as set forth in Section 3.2 of the Company Disclosure Schedule, all of the outstanding shares of the capital stock of each Subsidiary of the Company are beneficially owned by the Company, directly or indirectly, and all such shares have been duly authorized, validly issued and are fully paid and nonassessable and are owned by either the Company or one of its Subsidiaries free and clear of all Liens. There are no existing options, calls or commitments of any character relating to the issued or unissued capital stock or other securities of any Subsidiary.

            Section 3.3. Authorization; Validity of Agreement; Company Action. The Company has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby, subject to obtaining stockholder approval as described in this Section 3.3. The Special Committee, at a meeting held on June 25, 1998, unanimously resolved to recommend that the Board of Directors of the Company approve this Agreement and the Merger, and the Board of Directors of the Company, at a meeting duly called and held on June 25, 1998 at which all of the members of the Board of Directors were present, duly and unanimously adopted a resolution approving this Agreement and its execution, delivery and performance and the transactions contemplated hereby, recommended that the shareholders of the Company adopt this Agreement and the Merger, and determined that this Agreement and the Merger, are fair to the shareholders of the Company other than Parent and its Subsidiaries; provided, however, any such recommendation of the Special Committee or the Board of Directors may be withdrawn, modified or amended to the extent permitted by Section 5.5 of this Agreement. No other corporate action on the part of the Company is necessary to authorize the execution and delivery by the Company of this Agreement and the consummation by it of the transactions contemplated hereby (except for the stockholder approval described in this Section 3.3). This Agreement has been duly executed and delivered by the Company and, assuming due and valid authorization, execution and delivery hereof by Parent and Sub, is a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally and to general principles of equity. The affirmative vote of the holders of a majority of the outstanding Shares are the only votes of the holders of any class or series of the Company's capital stock necessary under the DGCL and the Company's Certificate of Incorporation to adopt this Agreement and approve the transactions contemplated hereby. Section 203 of the DGCL is not applicable to the Merger. The provisions of Article X of the Company's Certificate of Incorporation will not apply to this Agreement, the Merger or any of the transactions contemplated hereby.

            Section 3.4. Consents and Approvals; No Violations. Except for the filings or the consents, authorizations or approvals set forth on Section 3.4 of the Company Disclosure Schedule and the filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Exchange Act, the HSR Act, state securities or blue sky laws, and the filing and recordation of a certificate of merger under the DGCL, neither the execution, delivery or performance of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby nor compliance by the Company with any of the provisions hereof will (i) conflict with or result in any breach of any provision of the certificate of incorporation or the bylaws of the Company or of any of its Subsidiaries, (ii) require any filing with, or permit, authorization, consent or approval of, any Governmental Entity on the part of the Company or any of its Subsidiaries, (iii) require the consent of any person under, result in a violation or breach of, accelerate the performance of obligations or alter the rights under, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any Contract, or (iv) violate any Legal Requirement applicable to the Company, any of its Subsidiaries or any of their properties or assets except in any case referred to in any of clauses (ii) through (iv) above, which individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

            Section 3.5. SEC Reports and Financial Statements.

            (a) The Company and its Subsidiaries have timely filed with the SEC, and have made available to Parent, true and complete copies of, all forms, reports, schedules, statements and other documents required to be filed by each of them since January 1, 1997 under the Securities Act or the Exchange Act (collectively, the "SEC Documents"). Except as set forth in
      Section 3.5 of the Company Disclosure Schedule, each of the SEC Documents
      (i) was prepared, in all material respects, in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, including without limitation the applicable accounting requirements thereunder and the published rules and regulations of the SEC with respect thereto, and (ii) when filed did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

            (b) Except as set forth in Section 3.5 of the Company Disclosure Schedule, the consolidated financial statements of the Company included in the SEC Documents: (i) were prepared from, and in accord with, the books and records of the Company and its Subsidiaries, (ii) were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and (iii) fairly present the consolidated financial position and the consolidated results of operations and cash flows (and changes in financial position, if any) of the Company and its consolidated subsidiaries as of the respective dates and for the respective periods thereof, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments.

            Section 3.6. Absence of Certain Changes. Since December 29, 1997, except (x) as expressly disclosed in the SEC Documents filed prior to the date of this Agreement, (y) as expressly contemplated in this Agreement and (z) as set forth on Section 3.6 of the Company Disclosure Schedule, the business of the Company and its Subsidiaries has been carried on only in the ordinary and usual course and no event or events, except for events involving (A) changes in general economic conditions, (B) changes in conditions affecting the polyurethane foam industry generally, or (C) changes in any applicable Legal Requirement, has or have occurred that, either individually or in the aggregate, has had, or would reasonably be expected to result in a Material Adverse Effect.

            Section 3.7. No Undisclosed Liabilities. Except (a) as set forth in
Section 3.7 of the Company Disclosure Schedule, (b) as reflected or reserved against in the consolidated financial statements contained in the SEC Documents, or (c) for fees or expenses incurred by or on behalf of the Special Committee, the Company and its Subsidiaries have no Liabilities, except Liabilities which would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

            Section 3.8. Litigation. Except as disclosed in the SEC Documents or in Section 3.8 of the Company Disclosure Schedule, there are no claims, actions, suits, proceedings or investigations pending or, to the knowledge of the Company, threatened, against the Company or any of its Subsidiaries, before any Governmental Entity, that seek to prevent or delay the performance of this Agreement or the transactions contemplated hereby or that would reasonably be expected to result in a Material Adverse Effect.

            Section 3.9. No Default; Compliance with Applicable Laws. Except as disclosed in Section 3.9 of the Company Disclosure Schedule, the business of the Company and each of its Subsidiaries is not being conducted in default or violation of any term, condition or provision of (i) its respective certificate of incorporation or bylaws, (ii) any Contract, or (iii) any Legal Requirement, excluding from the foregoing clauses (ii) and (iii), defaults or violations which would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. Except as disclosed in Section 3.9 of the Company Disclosure Schedule, each of the Company and its Subsidiaries has in effect all Permits necessary for it to own, lease or operate its properties and assets and to carry on its business as now conducted, and there has occurred no default under any such Permit, except for the absence of Permits and for defaults under Permits which absence or defaults, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

            Section 3.10. Brokers. No broker, finder or investment banker (other than Beacon Group Capital Services, LLC ("Beacon")) is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of the Company. The Company has heretofore furnished to Sub a true and complete copy of the engagement letter between the Company and Beacon pursuant to which such firm would be entitled to any payment in connection with the transactions contemplated hereby.

            Section 3.11. Opinion of Financial Advisor. Beacon has rendered to the Special Committee a written opinion dated as of June 25, 1998, a copy of which has been provided to Parent, to the effect that the consideration to be received by the shareholders of the Company, other than Parent and its

Subsidiaries, pursuant to the Merger is fair to such shareholders from a financial point of view. Such opinion was delivered orally to the Special Committee not later than the time that consummation of the transactions contemplated hereby was approved by the Company's Board of Directors, and was delivered in writing to the Special Committee prior to the execution of this Agreement. Such opinion has not been withdrawn or modified in any manner adverse to Parent except as expressly permitted by Section 5.5.

                                   ARTICLE IV.

                REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB

            Parent and Sub jointly and severally represent and warrant to the Company as follows:

            Section 4.1. Organization. Each of Parent and Sub is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has the requisite corporate power and authority to own, operate or lease the properties that it purports to own, operate or lease and to carry on its business as it is now being conducted, except for such failure which, when taken together with all other such failures, would not reasonably be expected to result in a material adverse effect on (i) Parent, its Subsidiaries and Sub, taken as a whole or (ii) their ability to perform their obligations under this Agreement or to consummate the transactions contemplated hereby.

            Section 4.2. Authorization; Validity of Agreement; Necessary Action. Each of Parent and Sub has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by Parent and Sub of this Agreement, and the consummation of the Merger and of the transactions contemplated hereby, have been duly authorized by the Boards of Directors of Parent and Sub and by Parent as the sole shareholder of Sub and no other corporate or shareholder action on the part of Parent or Sub is necessary to authorize the execution and delivery by Parent and Sub of this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Parent and Sub and, assuming due and valid authorization, execution and delivery hereof by the Company, is a valid and binding obligation of each of Parent and Sub, enforceable against each of Parent and Sub in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally and to general principles of equity.

            Section 4.3. Consents and Approvals; No Violations. Except for the filings set forth on Section 4.3 of the Sub Disclosure Schedule delivered to the Company on or before the date hereof (the "Sub Disclosure Schedule") and the filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the HSR Act and the DGCL, neither the execution, delivery or performance of this Agreement by Parent or Sub nor the consummation by Parent or Sub of the transactions contemplated hereby nor compliance by Parent or Sub with any of the provisions hereof will (i) conflict with or result in any breach of any provision of the Certificate of Incorporation or the bylaws of Parent or its Subsidiaries, (ii) require any filing with, or permit, authorization, consent or approval of, any Governmental Entity on the part of Parent or its Subsidiaries, (iii) result in a violation or breach of, accelerate the performance of obligations or alter the rights under, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any contracts, agreements, commitments, instruments and guarantees to which Parent or its Subsidiaries is a party, or (iv) violate any Legal Requirement applicable to Parent or its Subsidiaries, except in any case referred to in any of clauses
(ii) through (iv) above which, individually or in the aggregate, would not reasonably be expected to result in a material adverse effect on the ability of Parent and Sub to perform their obligations under this Agreement or consummate the transactions contemplated hereby.

            Section 4.4. Financing Arrangements. Parent has received a commitment letter relating to a senior secured credit facility and a "highly confident" letter relating to (i) a senior unsecured note offering, (ii) a senior subordinated note offering and (iii) a senior discount note offering (the "Financing Letters"), each of which is as of the date hereof in full force and effect and true and correct copies of which have been provided to the Board of Directors of the Company and the Special Committee. The transactions contemplated by the Financing Letters will, upon completion of such transactions, result in the receipt of funds by the Surviving Corporation sufficient to enable the Surviving Corporation to pay the Aggregate Amount and otherwise to consummate the transactions contemplated hereby and thereby, and to fund all costs and expenses of the Company, Parent and Sub incurred in connection with the Merger, the Financing contemplated therein and the transactions contemplated hereby and thereby.

            Section 4.5. No Prior Activities. Except for Liabilities incurred in connection with its incorporation or organization or the negotiation and consummation of this Agreement and the transactions contemplated hereby (including any Financing), Sub has not incurred any Liabilities, and has not engaged in any business or activities of any type or kind whatsoever or entered into any agreements or arrangements with any person or entity. Sub is a wholly owned Subsidiary of Parent.

            Section 4.6. Litigation. Except as set forth on Schedule 4.6 of the Sub Disclosure Schedules, there are no claims, actions, suits, proceedings or investigations pending or, to the knowledge of Parent or Sub, threatened, against Parent or Sub or any of their Subsidiaries, before any Governmental Entity that seek to prevent or delay the performance of this Agreement or the transactions contemplated hereby.

            Section 4.7. Other Arrangements. Except as set forth in Schedule 4.7 of the Sub Disclosure Schedule, Parent and Sub have no agreements or understandings with any other shareholder of the Company regarding any consideration to be paid to such shareholder in connection with the transactions contemplated hereby except pursuant to the terms of this Agreement.

                                   ARTICLE V.

                                    COVENANTS

            Section 5.1. Interim Operations of the Company. The Company covenants and agrees that, except (i) as expressly contemplated by this Agreement, (ii) as set forth in Section 5.1 of the Company Disclosure Schedule or (iii) as agreed in writing by Parent, after the execution and delivery of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time:

            (a) the business of the Company and its Subsidiaries shall be conducted only in the ordinary and usual course and in all material respects in compliance with all applicable Legal Requirements and, to the extent consistent therewith, each of the Company and its Subsidiaries shall use its commercially reasonable efforts to preserve its business organization intact, to maintain its existing relations with customers, suppliers, employees, creditors and business partners and to maintain customary levels of insurance coverage with respect to its assets and operations;

            (b) the Company shall not, directly or indirectly, amend its or any of its Subsidiaries' certificate of incorporation or bylaws or similar organizational documents;

            (c) the Company shall not, and it shall not permit its Subsidiaries to: (i)(A) declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to the Company's capital stock or that of its Subsidiaries other than those dividends or other distributions payable solely to the Company or one of its wholly-owned Subsidiaries, or (B) redeem, purchase or otherwise acquire directly or indirectly any of the Company's capital stock (or options, warrants, calls, commitments or rights of any kind to acquire any shares of capital stock) or that of its Subsidiaries; (ii) issue, sell, pledge, dispose of or encumber any additional shares of, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of capital stock of any class of the Company or its Subsidiaries, other than Shares issued upon the exercise of Stock Options or Warrants outstanding on the date hereof; or (iii) split, combine or reclassify the outstanding capital stock of the Company or of its Subsidiaries;

            (d) the Company shall not, and it shall not permit its Subsidiaries to, acquire or agree to acquire, or except as contemplated by the Crain Restructuring (as defined in the Foamex Credit Agreement), transfer, lease, license, sell, mortgage, pledge, encumber, dispose of or agree to dispose of, any material assets, including Intellectual Property, other than the Company's Mesquite Texas facility, either by purchase, merger, consolidation, sale of shares in any of its Subsidiaries or otherwise, except pursuant to Contracts of the Company or its Subsidiaries in effect on the date hereof, in the ordinary course of business consistent with past practice or in transactions involving consideration of less than $5,000,000, in the aggregate;

            (e) neither the Company nor its Subsidiaries shall: (i) grant any increase in the compensation payable or to become payable by the Company or any of its Subsidiaries (A) to any of its executive officers or directors, other than regularly scheduled pay increases of not more than 10% per annum, or (B) to any of its key employees other than in the ordinary course of business consistent with past practice; or (ii)(A) adopt any new, or (B) except as contemplated by Section 2.4 or as required by any obligation existing as of the date hereof to do so or any applicable Legal Requirement or in connection with the Crain restructuring, amend or otherwise increase, or accelerate the payment or vesting of the amounts payable or to become payable under any existing, bonus, incentive compensation, deferred compensation, severance, profit sharing, stock option, stock purchase, insurance, pension, retirement or other employee benefit plan, agreement or arrangement; or (iii) enter into or modify or amend any employment or severance agreement with or, except as required by any applicable Legal Requirement or in connection with the Crain restructuring or Contracts in effect on the date hereof, grant any severance or termination pay to any officer or director of the Company or any of its Subsidiaries; or (iv) enter into any collective bargaining agreement;

            (f) neither the Company nor any of its Subsidiaries shall modify, amend or terminate any of its material Contracts or waive, release or assign any material rights or claims, other than in the ordinary course of business consistent with past practice;

            (g) neither the Company nor any of its Subsidiaries shall: (i) incur or assume any indebtedness other than indebtedness with respect to working capital in amounts consistent with past practice and capital leases in the ordinary course of business; (ii) materially modify any material indebtedness; (iii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for any material obligations of any other person (other than a Subsidiary); (iv) make any loans, advances or capital contributions to, or investments in, any other person (other than to the Subsidiaries of the Company set forth on Section 3.1 of the Company's Disclosure Schedule (provided the ownership structure of such Subsidiary has not changed from that existing on the date hereof) or customary advances to employees); or (v) enter into any material Contract or transaction other than in the ordinary course of business consistent with past practice;

            (h) neither the Company nor any of its Subsidiaries shall materially change any of the accounting methods, practices or policies used by it, unless required by GAAP;

            (i) the Company shall not, and it shall not permit its Subsidiaries to, make any material tax election (unless required by law) or settle or compromise any material income tax liability;

            (j) the Company shall not, and it shall not permit its Subsidiaries to (i) except in connection with any transaction permitted by Section 5.5, waive the benefits of, or agree to modify in any material manner, any confidentiality, standstill or similar agreement to which the Company or any of its Subsidiaries is a party, or (ii) except in the ordinary course of business consistent with past practice, pay, discharge or satisfy any actions, suits, proceedings or claims, other than the payment, discharge or satisfaction, in each case in complete satisfaction, and with a complete release, of such matter with respect to all parties to such matter, of actions, suits, proceedings or claims that would not reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect;

            (k) the Company shall not, and it shall not permit its Subsidiaries to, commence a lawsuit other than (i) for the routine collection of bills,
      (ii) in such cases where the Company in good faith determines that the failure to commence suit would result in a material impairment of a valuable aspect of the Company's business or the forfeiture of substantial rights, provided that the Company consults with Parent prior to filing such suit or (iii) to enforce this Agreement; and

            (l) neither the Company nor any of its Subsidiaries shall enter into an agreement, contract, commitment or arrangement to do any of the foregoing, or to authorize, recommend, propose or announce an intention to do any of the foregoing.

            Section 5.2. Access; Confidentiality. The Company shall (and shall cause each of its Subsidiaries to) (a) afford to the officers, employees, accountants, counsel, and other representatives of Parent, upon reasonable advance notice, reasonable access to and the right to inspect and observe, during normal business hours during the period prior to the Effective Time, all its personnel, accountants, representatives, properties, books, contracts, insurance policies, commitments and records, offices, plants and other facilities, (b) make available promptly to Parent (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws and
(ii) all other information concerning its business, properties and personnel (including, without limitation, insurance policies) as Parent may reasonably request. Parent shall treat any such information in accordance with the provisions of a letter agreement dated March 4, 1998 between the Company and Parent (the "Confidentiality Agreement"). No investigation conducted by Parent shall impact any representation or warranty given by the Company to Parent hereunder.

            Section 5.3. Additional Agreements. Subject to the terms and conditions herein provided, each of the parties hereto shall use all reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations, or to remove any injunctions or other impediments or delays, legal or otherwise, to consummate and make effective the Merger and the other transactions contemplated by this Agreement. The Company also agrees to timely file all reports and other documents required to be filed by it with the SEC.

            Section 5.4. Consents and Approvals; HSR Act.

            (a) Each of the Company, Parent and Sub shall use its reasonable best efforts to comply promptly with all Legal Requirements which may be imposed on it with respect to this Agreement and the transactions contemplated hereby (which actions shall include, without limitation, furnishing all information required under the HSR Act and in connection with approvals of or filings with any other Governmental Entity) and will promptly cooperate with and furnish information to each other in connection with any such requirements imposed upon any of them or any of their Subsidiaries in connection with this Agreement and the transactions contemplated hereby. Each of the Company, Parent and Sub shall, and shall cause its Subsidiaries to, use their reasonable best efforts to obtain (and will cooperate with each other in obtaining) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity or other public or private third party required to be obtained or made by Parent, Sub, the Company or any of their Subsidiaries in connection with the Merger or the taking of any action contemplated thereby or by this Agreement. Notwithstanding the foregoing, the Company shall not obtain any consent that will affect Parent or the Company to either of their material economic detriment, including any modification of any Contract or Permit. Each party shall promptly inform the other party of any communication with, and any proposed understanding, undertaking, or agreement with, any Governmental Entity regarding any such filings or any such transaction. Neither party shall participate in any meeting with any Governmental Entity in respect of any such filings, investigation, or other inquiry without giving the other party notice of the meeting and, to the extent permitted by such Governmental Entity, the opportunity to attend and participate.

            (b) In connection with any action, suit or proceeding relating to this Agreement or the Merger, Parent, Sub and the Company agree to consult with each other in formulating strategies, including, without limitation, consultation regarding the retention of counsel in situations involving multiple defendants, and in taking any other action material to the outcome of any such action, suit or proceeding.

            Section 5.5. No Solicitation.

            (a) The Company shall, and shall cause its Subsidiaries, officers, directors, employees, counsel, investment bankers, financial advisers, accountants, other representatives and agents (collectively, the "Company Representatives") to immediately as of the date hereof cease any discussions or negotiations with any parties that may be ongoing with respect to a Takeover Proposal. The Company shall not, and shall not authorize or permit any Company Representative to (i) solicit, initiate or encourage (including by way of furnishing information), or take any other action to facilitate, any inquiries or the making of any proposal which constitutes, or may reasonably be expected to lead to, any Takeover Proposal, (ii) participate in any discussions or negotiations regarding any Takeover Proposal (other than to respond to an inquiry by informing the inquiring party of the restrictions imposed by this Section 5.5) or
      (iii) enter into any agreement with respect to any Takeover Proposal; provided, however, that, if at any time prior to the Effective Time, the Board of Directors of the Company or the Special Committee determines in good faith, based on the advice of its legal counsel as to legal matters, that it is necessary to do so in order to comply with its fiduciary duties to the Company's shareholders under applicable law, the Company or the Special Committee may, in response to a Takeover Proposal, and subject to compliance with Section 5.5(c), (x) furnish information with respect to the Company to any person pursuant to a confidentiality agreement in connection therewith and (y) participate in negotiations regarding such Takeover Proposal. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding sentence by any Company Representative shall be deemed to be a breach of this Section 5.5(a) by the Company.

            (b) Neither the Board of Directors of the Company nor the Special Committee shall (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent, the approval or recommendation by such Board of Directors or such Special Committee of this Agreement or the Merger, (ii) approve or recommend, or propose to approve or recommend, any Takeover Proposal or (iii) cause the Company to enter into any agreement with respect to any Takeover Proposal. Notwithstanding anything in this Agreement to the contrary, in the event that prior to the Effective Time the Board of Directors of the Company or the Special Committee determines in good faith, based on the advice of its legal counsel as to legal matters, that it is necessary to do so in order to comply with its fiduciary duties to the Company's shareholders under applicable law, the Board of Directors of the Company or the Special Committee may withdraw or modify its approval or recommendation of this Agreement and the Merger, approve or recommend a Superior Proposal or cause the Company to enter into an agreement with respect to a Superior Proposal, but in each case only at a time that is after the first business day following Parent's receipt of written notice (a "Notice of Superior Proposal") advising Parent that the Board of Directors of the Company has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal and identifying the person making such Superior Proposal.

            (c) In addition to the obligations of the Company set forth in paragraphs (a) and (b) of this Section 5.5, the Company shall immediately advise Parent orally and in writing of any request for information in connection with a potential Takeover Proposal, or of any Takeover Proposal, or any inquiry with respect to or which reasonably could lead to any Takeover Proposal, the material terms and conditions of such request, Takeover Proposal or inquiry and the identity of the person making such request, Takeover Proposal or inquiry.

            Section 5.6. Publicity. Each party's initial press release with respect to the execution of this Agreement has been previously approved by the other parties. Following such initial press releases, so long as this Agreement is in effect, neither the Company, Parent nor any of their respective Affiliates shall issue or cause the publication of any press release or other public announcement with respect to the Merger, this Agreement or the other transactions between the parties contemplated hereby without prior consultation with the other parties, except as may be required by law or by any listing agreement with a national securities exchange or trading market.

            Section 5.7. Notification of Certain Matters.

            (a) The Company shall give prompt notice to Parent and Sub, and Parent and Sub shall give prompt notice to the Company and the Special Committee, of (x) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would cause any representation or warranty of such party contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Effective Time and
      (y) any material failure of the Company, Parent or Sub, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.7 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

            (b) The Company also shall give prompt notice to Parent, and Parent or Sub shall give prompt notice to the Company and the Special Committee, of:

                  (i) any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the transactions contemplated by this Agreement;

                  (ii) any notice or other communication from any Governmental
            Entity in connection with the transactions contemplated by this Agreement;

                  (iii) any actions, suits, claims, investigations or
            proceedings commenced or, to the best of its knowledge, threatened against, relating to or involving or otherwise affecting it or any of its Subsidiaries or which relate to the consummation of the transactions contemplated by this Agreement; and

                  (iv) any occurrence of any event having, or which would
            reasonably be expected to result in a Material Adverse Effect or a material adverse effect on the ability of such party to perform its obligations under this Agreement or consummate the transactions contemplated hereby.

            (c) Parent and Sub shall give prompt notice to the Company and the Special Committee of any material development with respect to the Financing described in the Financing Letters that would reasonably be expected to result in (i) the conditions precedent to the Financing described in the Financing Letters not being satisfied, or

      (ii) the termination of the Financing Letters by the parties thereto.

            Section 5.8. Fair Price Statute. If any "business combination," "fair price," "control share acquisition" or "moratorium" statute or other similar statute or regulation or any state "blue sky" or securities law statute shall become applicable to the transactions contemplated hereby, the Company and the Board of Directors of the Company shall, to the extent consistent with applicable law and their fiduciary duties, grant such approvals and take such actions as are reasonably necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise use reasonable best efforts to minimize the effects of such statute or regulations on the transactions contemplated hereby.

            Section 5.9. Indemnification.

            (a) Until, and for a period of six years after, the Effective Time, the indemnification provisions of Article VIII of the By-laws of the Company and the provisions of Article IX of the Restated Certificate of Incorporation of the Company limiting the personal liability of directors for damages, shall not be amended, repealed or otherwise modified in any manner that would make any of such provisions less favorable to the directors of the Company or the Surviving Corporation than pertain to such directors on the date hereof. Without limiting the foregoing, from and after the Effective Time, the Surviving Corporation shall, (i) indemnify, defend and hold harmless the present and former officers, directors, employees, and agents of the Company and its Subsidiaries and of Sub (collectively, the "Indemnified Parties"), from and against, and pay or reimburse the Indemnified Parties for, all losses, obligations, expenses, claims, damages or liabilities (whether or not resulting from third-party claims and including interest, penalties, out-of-pocket expenses and attorneys' fees incurred in the investigation or defense of any of the same or in asserting any of their rights hereunder) resulting from or arising out of actions or omissions of such Indemnified Parties occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement) to the fullest extent permitted under (A) applicable Legal Requirements, (B) the certificate of incorporation or by-laws of the Company or Sub in effect on the date of this Agreement, including, without limitation, provisions relating to advances of expenses incurred in the defense of any action or suit, or (C) any indemnification agreement between the Indemnified Party and the Company; and (ii) advance to any Indemnified Parties expenses incurred in defending any action or suit with respect to such matters, to the fullest extent permitted by applicable law (and without requiring the Indemnified Party to provide any bond or other security in respect thereof).

            (b) Any Indemnified Party wishing to claim indemnification under
      Section 5.9(a) shall provide notice to the Surviving Corporation promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and the Indemnified Party shall permit the Surviving Corporation (at its expense) to assume the defense of any claim or any litigation resulting therefrom; provided, however, that (i) counsel for the Surviving Corporation, who shall conduct the defense of such claim or litigation shall be reasonably satisfactory to the Indemnified Party and the Indemnified Party may participate in such defense at such Indemnified Party's expense, and (ii) the omission by any Indemnified Party to give notice as provided herein shall not relieve the Surviving Corporation of its indemnification obligation under this Agreement, except to the extent that such omission results in a failure of actual notice to the Surviving Corporation, and the Surviving Corporation is actually prejudiced as a result of such failure to give notice. In the event that the Surviving Corporation does not promptly assume the defense of any matter as above provided, or counsel for the Indemnified Parties reasonably believes and advises the Indemnified Parties in writing that there are issues that raise conflicts of interest between the Surviving Corporation and the Indemnified Parties or among the Indemnified Parties, each group of Indemnified Parties who are not subject to such conflicts may retain counsel satisfactory to such group, and the Surviving Corporation shall pay all reasonable fees and expenses of such counsel for each such group of Indemnified Parties promptly as statements therefor are received; provided, however, that the Surviving Corporation shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld); provided, further, however, that the Surviving Corporation shall not be responsible for the fees and expenses of more than one counsel for each group of Indemnified Parties without any such conflicts. In any event, the Surviving Corporation and the Indemnified Parties shall cooperate in the defense of any action or claim. The Surviving Corporation shall not, in the defense of any such claim or litigation, except with the consent of the Indemnified Party, consent to entry of any judgment or enter into any settlement that provides for injunctive or other nonmonetary relief affecting the Indemnified Party or that does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability with respect to such claim or litigation.

            (c) At or prior to the Effective Time, the Company shall purchase and pay all premiums with respect to a six year extension of the current policies of directors' and officers' liability insurance maintained by the Company with respect to matters arising before and acts or omissions occurring or existing at or prior to the Effective Time, including the transactions contemplated by this Agreement. The Company shall not cancel such insurance with respect to any officer or director without the express written consent of such officer or director.

            (d) This Section 5.9 is intended for the benefit of, and to grant third party rights to, persons entitled to indemnification under this
      Section 5.9 and the benefits of Article IX of the Restated Certificate of Incorporation of the Company, whether or not parties to this Agreement, and each of such persons shall be entitled to enforce the covenants contained herein.

            (e) If Parent or the Surviving Corporation, as the case may be, or any of their respective successors or assigns (i) reorganizes or consolidates with or merges into any other person and is not the resulting, continuing or surviving corporation or entity of such reorganization, consolidation or merger, or (ii) liquidates, dissolves or transfers all or substantially all of its properties and assets to any person or persons, then, and in such case, proper provision will be made so that the successors and assigns of Parent or the Surviving Corporation assumes all of the obligations of Parent or the Surviving Corporation, as the case may be, as set forth in this Section 5.9.

            (f) Notwithstanding anything in this Section 5.9 to the contrary, nothing in this Agreement shall in any way limit the rights of any party under any indemnity agreement with the Company or the Surviving Corporation.

            Section 5.10. Financing . The Company shall use its reasonable best efforts to assist Parent in obtaining the Financing, including, without limitation, taking all action reasonably requested by Parent in connection therewith. Parent shall use its reasonable best efforts to obtain Financing on terms and conditions in amounts set forth in the Financing Letters, or if the Financing contemplated by the Financing Letters is not consummated, other than as a result of a breach by the Company of the terms of this Agreement, on similar terms and conditions and in amounts which are not materially less favorable to Parent than those set forth in the Financing Letters.

            Section 5.11. Conduct of Business of Sub. Until the Effective Time, Sub shall not engage in any activities of any nature, except as required by any applicable Legal Requirement or as provided in or contemplated by this Agreement.

                                   ARTICLE VI.

                                   CONDITIONS

            Section 6.1. Conditions to Each Party's Obligation to Effect the Merger. The respective obligation of each party to effect the Merger shall be subject to the satisfaction on or prior to the Effective Time of each of the following conditions, any and all of which may be waived in whole or in part by the Company (provided the Special Committee consents to such waiver), Parent or Sub, as the case may be, to the extent permitted by applicable Legal
Requirements:

            (a) Shareholder Approval. This Agreement shall have been approved and adopted by the requisite vote of the shareholders of the Company, if required by applicable law or the Certificate of Incorporation of the Company, in order to consummate the Merger;

            (b) Statutes. No Legal Requirement shall have been enacted or promulgated by any Governmental Entity which prohibits the consummation of the Merger or the transactions contemplated hereby;

            (c) Injunctions. There shall be no order or injunction of a court or other governmental authority of competent jurisdiction in effect precluding, restraining, enjoining or prohibiting consummation of the Merger; and

            (d) HSR Act. Any applicable waiting period under the HSR Act relating to the Merger shall have expired or been terminated.

            Section 6.2. Additional Conditions to Obligations of the Company. The obligation of the Company to effect the Merger is also subject to the fulfillment of the following conditions:

            (a) Representations and Warranties. The representations and warranties of Parent and Sub contained in this Agreement, without regard to any material adverse effect or any other materiality qualification contained in any such representation or warranty, shall be true and correct on and as of the Effective Time (except where such representation and warranty speaks by its terms as of a different date, in which case it shall be true and correct as of such date), with the same force and effect as if made on and as of the Effective Time, unless the failure of such representations and warranties to be true and correct would not reasonably be expected to result in, individually or in the aggregate, a material adverse effect on the ability of Parent and Sub to consummate the transactions contemplated hereby, including the Merger in accordance with the terms hereof; and

            (b) Agreements, Conditions and Covenants. Parent and Sub shall have performed or complied in all material respects with all agreements, conditions and covenants required by this Agreement to be performed or complied with by them on or before the Effective Time.

            Section 6.3. Additional Conditions to Obligations of Parent and Sub. The obligations of Parent and Sub to effect the Merger are also subject to the following conditions:

            (a) Representations. The representations and warranties of the Company contained in this Agreement, without regard to any Material Adverse Effect qualification or any other materiality qualification contained in any such representation and warranty, shall be true and correct in all respects on and as of the Effective Time (except where such representation and warranty speaks by its terms as of a different date, in which case it shall be true and correct as of such date), with the same force and effect as if made on and as of the Effective Time, unless the failure of such representations and warranties to be true and correct would not reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect.

            (b) Agreements, Conditions and Covenants. The Company shall have performed or complied in all material respects with all agreements, conditions and covenants required by this Agreement to be performed or complied with by it on or before the Effective Time;

            (c) Financing. Financing shall have been obtained on terms, conditions and in amounts reasonably satisfactory to Parent (it being acknowledged and agreed by Parent that the terms, conditions and amounts set forth in the Financing Letters for the Financing contemplated thereby, and any terms, conditions and amounts of any other Financing that are not materially worse for the Parent, Sub or the Surviving Corporation than those terms, conditions and amounts set forth in the Financing Letters, are and will be satisfactory to Parent); and

            (d) No Adverse Change. Since March 29, 1998, no event or events shall have occurred which have resulted in or would reasonably be expected to result in a Material Adverse Effect.

                                  ARTICLE VII.

                            TERMINATION AND AMENDMENT

            Section 7.1. Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the terms of this Agreement by the shareholders of the Company:

            (a) by mutual written consent of the Boards of Directors of Parent and the Company, with the concurrence of the Special Committee in the case of the Company;

            (b) by either Parent or the Company (with the concurrence of the Special Committee if by the Company), if this Agreement shall have been voted on by the stockholders of the Company at the Special Meeting and the vote shall not have been sufficient to satisfy the conditions set forth in
      Section 6.1(a);

            (c) by either Parent or the Company if any Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the acceptance for payment of, or payment for, Shares pursuant to the Merger and such order, decree or ruling or other action shall have become final and nonappealable;

            (d) by either Parent or the Company (with the concurrence of the Special Committee, if by the Company), if the Merger shall not have been consummated by December 31, 1998; provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(d) shall not be available to any party whose failure to perform any of its obligations under this Agreement has been the cause of, or resulted in, the failure of the Merger to occur on or before such date;

            (e) by the Company (with the concurrence of the Special Committee), if (i) any of the conditions set forth in Sections 6.1 or 6.2 that (A) are required to occur prior to the Closing shall have become incapable of occurring, or (B) are not permitted to occur prior to the Closing shall have occurred prior to the Closing and are incapable of being cured or reversed, and, in either case (A) or (B), shall not have been, on or before the date of such termination, permanently waived by the Company (with the concurrence of the Special Committee), or (ii) Parent or Sub shall have breached any of their respective representations, warranties, covenants or other agreements contained in this Agreement which breach is incapable of being cured or has not been cured within 30 days after the giving of written notice to Parent or Sub, as applicable.

            (f) by Parent or Sub, if (i) any of the conditions set forth in Sections 6.1 or 6.3 that (A) are required to occur prior to the Closing shall have become incapable of occurring, or (B) are not permitted to occur prior to the Closing, shall have occurred prior to the Closing and are incapable of being cured or reversed, and, in either case (A) or (B), shall not have been, on or before the date of such termination, permanently waived by Parent and Sub, or (ii) the Company shall have breached in any material respect any representation, warranty, covenant or other agreement contained in this Agreement which breach is incapable of being cured or has not been cured within 30 days after the giving of written notice to the Company;

            (g) by Parent or Sub, if the Company's Board of Directors or the Special Committee (i) shall have withdrawn or modified or amended in any respect its recommendation of the Merger Agreement or the Merger, (ii) shall have caused the Company to enter into an agreement with a third party with respect to any Takeover Proposal, or (iii) the Board of Directors of the Company or the Special Committee shall have resolved to take any of the foregoing actions;

            (h) by the Company with the concurrence of the Special Committee,
      (i) if the Company's Board of Directors or the Special Committee shall have withdrawn its recommendation of the Merger Agreement or the Merger or shall have approved or recommended a Takeover Proposal, (ii) in connection with entering into an agreement with a third party with respect to any Takeover Proposal, or (iii) if the Board of Directors of the Company or the Special Committee shall have resolved to take any of the foregoing actions, provided that in any case the Company, the Board of Directors of the Company and the Special Committee shall have complied with the provisions of Section 5.5; or

            (i) by the Special Committee on behalf of the Company, if the Special Committee shall have withdrawn its recommendation of the Merger Agreement or the Merger or shall have approved or recommended a Takeover Proposal, or if the Special Committee shall have resolved to take any of the foregoing actions, provided that in any case the Special Committee shall have complied with the provisions of Section 5.5.

            Section 7.2. Effect of Termination. In the event of a termination of this Agreement by either the Company, Parent or Sub as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent, Sub or the Company or their respective officers or directors, except with respect to the penultimate sentence of
Section 5.2, Sections 8.1 and 8.9 and this Section 7.2. Nothing herein shall relieve any party of liability with respect to any fraud or intentional breach of this Agreement.

                                  ARTICLE VIII.

                                  MISCELLANEOUS

            Section 8.1. Fees and Expenses.

            (a) All fees and expenses incurred in connection with the Merger, this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated;

            (b) If a Triggering Transaction is consummated within twelve months of the termination of this Agreement pursuant to Section 7.1, then the Company shall pay, or cause to be paid, to Parent $30,000,000 (the "Termination Fee") if (i) Parent or Sub terminates this Agreement under
      Section 7.1(f)(ii) or (g) or at the time of the termination of this Agreement Parent or Sub had the right to terminate this Agreement under such Sections; (ii) the Company terminates this Agreement pursuant to
      Section 7.1(h); (iii) the Special Committee terminates the Agreement pursuant to Section 7.1(i); or (iv) prior to any termination of this Agreement, the Company had materially breached the provisions of Section
      5.5 of this Agreement. The Termination Fee shall be paid in same day funds at the time of the first receipt by a holder of Shares (other than Parent Shares) of any consideration arising out of the Triggering Transaction.

            Section 8.2. Amendment and Modification. Subject to applicable law, this Agreement may be amended, modified and supplemented in any and all respects, whether before or after any vote of the shareholders of the Company contemplated hereby, by written agreement of the parties hereto, at any time prior to the Closing Date with respect to any of the terms contained herein and any provision of this Agreement may be waived by the party benefited thereby; provided, however, that the Company shall only agree to any material modification, amendment, supplement or waiver with the consent of the Special Committee; and provided, further, that after the approval of this Agreement by the shareholders of the Company, no such amendment, modification or supplement shall reduce the amount or change the form of the Merger Consideration without further approval by the holders of such number of Shares that are required to approve this Agreement pursuant to Section 6.1(a).

            Section 8.3. Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement shall survive the Effective Time, except for remedies that may be available for fraud.

            Section 8.4. Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (a) when delivered personally to the recipient, (b) when sent to the recipient by telecopy (receipt electronically confirmed by sender's telecopy machine) if during normal business hours of the recipient, otherwise on the next business day, (c) one business day after the date when sent to the recipient by reputable express courier service (charges prepaid), or (d) seven business days after the date when mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid. Such notices, demands and other communications shall be sent to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

                  (a)  if to Parent or Sub, to:

                       Trace International Holdings, Inc.
                       375 Park Avenue
                       New York, New York 10152
                       Attention: Philip N. Smith, Jr., Esq.
                       Telephone No.: (212) 230-0400
                       Telecopy No.:  (212) 593-1363

                       with copies to: 593-1363

                       Willkie Farr & Gallagher
                       Equitable Tower
                       787 Seventh Avenue
                       New York, NY 10019
                       Attention:  Jack H. Nusbaum, Esq.
                       Telephone No.:  (212) 728-8000
                       Telecopy No.:  (212) 728-8111

                  (b)  if to the Company, to:

                       Foamex International Inc.
                       1000 Columbia Avenue
                       Linwood, PA 19061
                       Attention:  Chief Executive Officer
                       Telephone No.: (610) 859-3030
                       Telecopy No.:  (610) 859-3069

                       and

                       Special Committee of Board of Directors
                           of Foamex
                       c/o Gutfreund & Co., Inc.
                       712 Fifth Avenue
                       New York, New York  10019
                       Attention:  John Gutfreund
                       Telephone No.: (212) 956-1190
                       Telecopy No.:  (212) 956-1390

                       with copies to:

                       Cleary, Gottlieb, Steen & Hamilton
                       One Liberty Plaza
                       New York, New York  10006
                       Attention:  Victor I. Lewkow, Esq.
                       Telephone No.: (212) 225-2000
                       Telecopy No.:  (212) 225-3999

            Section 8.5. Interpretation. The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction will be applied against any party. Any references to any federal, state, local or foreign statute or law shall also refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. Unless the context otherwise requires: (a) a term has the meaning assigned to it by this Agreement; (b) including means "including but not limited to"; (c) "or" is disjunctive but not exclusive; (d) words in the singular include the plural, and in the plural include the singular; (e) provisions apply to successive events and transactions; and (f) "$" means the currency of the United States of America. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated.

            Section 8.6. Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties.

            Section 8.7. Entire Agreement; No Third Party Beneficiaries. This Agreement and the Confidentiality Agreement (including the documents and the instruments referred to herein and therein): (a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, and (b) other than the provisions of Section 5.9 hereof, nothing expressed or implied in this Agreement is intended or will be construed to confer upon or give to any person, firm or corporation other than the parties hereto any rights or remedies under or by reason of this Agreement or any transaction contemplated hereby.

            Section 8.8. Severability. In the event that any one or more of the provisions contained in this Agreement or in any other instrument referred to herein, shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, then to the maximum extent permitted by law, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any other such instrument. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

            Section 8.9. Governing Law. This Agreement and the legal relations between the parties hereto will be governed by and construed in accordance with the laws of the State of

Delaware, without giving effect to the choice of law principles thereof.

            Section 8.10. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except as provided in Section 1.1 and that Sub may assign, in its sole discretion, any or all of its rights, interests and obligations hereunder to any direct or indirect wholly owned subsidiary of Parent. If Sub so assigns any of its rights, interests or obligations hereunder, all references herein to "Sub" shall be deemed to refer to the Subsidiary to which such rights, interests or obligations were assigned with respect to such rights, interests or obligations. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

            Section 8.11. Descriptive Headings. The descriptive headings of the several sections of this Agreement are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

            Section 8.12. Obligation of Parent. Whenever this Agreement requires Sub to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to use its reasonable best efforts to cause Sub to take such action. Parent hereby guarantees the complete and timely performance by Sub of all its obligations under this Agreement.

                                   ARTICLE IX.

                                   DEFINITIONS

            Section 9.1. Certain Definitions.

            For purposes of this Agreement, the following terms shall have the meanings ascribed to them in this Section 9.1:

            (a) "Affiliate" shall have the meaning set forth in Rule 12b-2 of the Exchange Act; provided, however, for purposes of this Agreement the Company and its subsidiaries shall not be deemed to be Affiliates of Parent, and vice versa.

            (b) "Aggregate Amount" shall have the meaning specified in Section
      2.2 hereto.

            (c) "Agreement" shall have the meaning specified in the preamble hereto.

            (d) "Beacon" shall have the meaning specified in Section 3.10 hereto.

            (e) "Certificate of Merger" shall have the meaning specified in
      Section 1.2 hereto.

            (f) "Certificates" shall have the meaning specified in Section 2.2 hereto.

            (g) "Closing" shall have the meaning specified in Section 1.3 hereto.

            (h) "Closing Date" shall have the meaning specified in Section 1.3 hereto.

            (i) "Code" means the Internal Revenue Code of 1986, as amended.

            (j) "Company" shall have the meaning specified in the preamble hereto.

            (k) "Company Disclosure Schedule" shall have the meaning specified in Section 3.1 hereto.

            (l) "Company Representatives" shall have the meaning specified in
      Section 5.5 hereto.

            (m) "Confidentiality Agreement" shall have the meaning specified in
      Section 5.2 hereto.

            (n) "Constituent Corporations" shall have the meaning specified in
      Section 1.1 hereto.

            (o) "Contracts" as of any date means, collectively, all contracts, agreements, commitments, instruments and guaranties to which the Company or any of its Subsidiaries is a party or by which any of their respective property is bound as of such date, all unfilled orders outstanding as of such date for the purchase of raw materials, goods or services by the Company and its Subsidiaries, and all unfilled orders outstanding as of such date for the sale of goods or services by the Company and its Subsidiaries.

            (p) "DGCL" shall have the meaning specified in Section 1.1 hereto.

            (q) "Dissenting Shareholders" shall have the meaning specified in
      Section 2.1 hereto.

            (r) "Dissenting Shares" shall have the meaning specified in Section
      2.3 hereto.

            (s) "Effective Time" shall have the meaning specified in Section 1.2 hereto.

            (t) "Exchange Act" shall mean the Securities and Exchange Act of 1934, as amended.

            (u) "Expenses" means all out-of-pocket fees and expenses incurred or paid by or on behalf of Parent or Sub in connection with the negotiation, execution and delivery of this Merger Agreement, the Financing, or the transactions contemplated by this Agreement or the Financing, including all fees and expenses of counsel, commercial banks, investment banking firms, accountants, experts and consultants to Parent.

            (v) "Financing" means the receipt of funds by Parent on terms and conditions not materially less favorable than, and in amounts not less than, those set forth in the Financing Letters.

            (w) "Financing Letters" shall have the meaning specified in Section
      4.4 hereto.

            (x) "Foamex Credit Agreement" means the Credit Agreement, dated as of February 27, 1998, by and among Foamex L.P., FMXI, Inc., the institutions from time to time party thereto as lenders, the institutions from time to time party thereto as issuing banks and Citicorp USA, Inc. and The Bank of Nova Scotia, as administrative agents.

            (y) "Governmental Entity" means any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign.

            (z) "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

            (aa) "Indemnified Parties" shall have the meaning specified in
      Section 5.9 hereto.

            (bb) "Intellectual Property" means, collectively: (i) trademarks and service marks (registered or unregistered), trade dress, trade names and other names and slogans embodying business or product goodwill or indications of origin, all applications or registrations in any jurisdiction pertaining to the foregoing and all goodwill associated therewith; (ii) patents, patentable inventions, discoveries, improvements, ideas, know-how, formula methodology, processes, technology and computer programs, software and databases (including source code, object code, development documentation, programming tools, drawings, specifications and data) and all applications or registrations in any jurisdiction pertaining to the foregoing, including all reissues, continuations, divisions, continuations-in-part, renewals or extensions thereof; (iii) trade secrets, including confidential and other non-public information, and the right in any jurisdiction to limit the use or disclosure thereof; (iv) copyrights in writings, designs, mask works or other works, and registrations or applications for registration of copyrights in any jurisdiction; (v) Internet Web sites, domain names and registrations or applications for registration thereof; (vi) licenses, immunities, covenants not to sue and the like relating to any of the foregoing; (vii) books and records describing or used in connection with any of the foregoing; and (viii) claims or causes of action arising out of or related to infringement or misappropriation of any of the foregoing.

            (cc) "Legal Requirement" means any federal, state, local, municipal, foreign, international, multinational, or other administrative order, writ, injunction, decree, constitution, law, rule, ordinance, Permit, principle of common law, regulation, statute, or treaty.

            (dd) "Liability" means any liability or obligation whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated and whether due or to become due), including, without limitation, any liability for Taxes.

            (ee) "Liens" means any charge, claim, community property interest, condition, equitable interest, lien, mortgage, option, pledge, security interest, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership.

            (ff) "Material Adverse Effect" means any material adverse effect on the business, operations, properties (including intangible properties), or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole.

            (gg) "Merger" shall have the meaning specified in Section 1.1 hereto.

            (hh) "Merger Consideration" shall have the meaning specified in
      Section 2.1 hereto.

            (ii) "1994 Warrants" means the Warrants issued pursuant to the Warrant Agreement, dated as of June 28, 1994, by and between the Company and Shawmut Bank Connecticut, National Association.

            (jj) "Notice of Superior Proposal" shall have the meaning specified in Section 5.5 hereto.

            (kk) "Option Plans" shall have the meaning specified in Section 2.4 hereto.

            (ll) "Option Release" shall have the meaning specified in Section
      2.4 hereto.

            (mm) "Parent" shall have the meaning specified in the preamble hereto.

            (nn) "Parent Shares" shall have the meaning specified in Section 2.1 hereto.

            (oo) "Participating Warrants" means the Warrants issued pursuant to
      (i) the Warrant Exchange Agreement, dated as of December 14, 1993, by and between the Company and DLJ Funding, Inc. and (ii) the Warrant Exchange Agreement, dated as of December 14, 1993, by and between the Company and Marely I S.A.

            (pp) "Paying Agent" shall have the meaning specified in Section 2.2 hereto.

            (qq) "Permits" means Federal, state, local and foreign governmental approvals, authorizations, certificates, filings, franchises, licenses, notices, permits and rights.

            (rr) "Proxy Statement" shall have the meaning specified in Section
      1.9 hereto.

            (ss) "Schedule 13E-3" shall have the meaning specified in Section
      1.9 hereto.

            (tt) "SEC" means the Securities and Exchange Commission.

            (uu) "SEC Documents" shall have the meaning specified in Section 3.5 hereto.

            (vv) "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

            (ww) "Shares" shall have the meaning specified in the recitals hereto.

            (xx) "Special Committee" means the Special Committee of the Board of Directors of the Company appointed by the Board of Directors of the Company on March 16, 1998 in connection with Parent's proposal to acquire all outstanding Shares (other than Parent Shares).

            (yy) "Special Meeting" shall have the meaning specified in Section
      1.8 hereto.

            (zz) "Stock Options" shall have the meaning specified in Section 2.4 hereto.

            (aaa) "Sub" shall have the meaning specified in the preamble hereto.

            (bbb) "Sub Disclosure Schedule" shall have the meaning specified in
      Section 4.3 hereto.

            (ccc) "Subsidiary" of any entity means all corporations or other entities in which such entity owns a majority of the issued and outstanding capital stock or equity or similar interests; provided, however, in no event shall the Company and its Subsidiaries be deemed to be Subsidiaries of Parent.

            (ddd) "Superior Proposal" means any bona fide Takeover Proposal which the Special Committee or the Board of Directors of the Company determines in its good faith judgment (based on the advice of its financial advisor of nationally recognized reputation) to be more favorable to the Company's shareholders than the Merger.

            (eee) "Surviving Corporation" shall have the meaning specified in
      Section 1.1 hereto.

            (fff) "Takeover Proposal" means any inquiry, proposal or offer from any person relating to any: (A) merger, consolidation or similar transaction involving the Company, (B) sale, lease or other disposition directly or indirectly by merger, consolidation, share exchange or otherwise of assets of the Company or its Subsidiaries representing 15% or more of the consolidated assets of the Company and its Subsidiaries, (C) issue, sale, or other disposition of (including by way of merger, consolidation, share exchange or any similar transaction) securities (or options, rights or warrants to purchase, or securities convertible into, such securities) representing 15% or more of the voting power of the Company or (D) transaction in which any person or "group" (as such terms used in the Exchange Act) shall acquire beneficial ownership (as such term is defined in Rule 13d-3 under the Exchange Act) of 25% or more of the outstanding Company common stock, in each case, other than the transactions with Parent contemplated by this Agreement.

            (ggg) "Taxes" means all federal, state, local, foreign and other taxes, assessments and water and sewer charges and rents, including without limitation, income, gross receipts, excise, employment, sales, use, transfer, license, payroll, franchise, severance, stamp, withholding, Social Security, unemployment, real property, personal property, property gains, registration, capital stock, value added, single business, occupation, workers' compensation, alternative or add-on minimum, estimated, or other tax, including without limitation any interest, penalties or additions thereto.

            (hhh) "Termination Fee" shall have the meaning specified in Section
      8.1 hereto.

            (iii) "Triggering Transaction" means any of the transactions described in clause (A), (B) (in the event the transaction involves all or substantially all of the consolidated assets of the Company and its Subsidiaries), or (D) (in the event the 25% threshold is reached without including in the Shares of which beneficial ownership was acquired those Shares that immediately prior to the transaction were Parent Shares or Shares held by controlling persons of Parent) of the definition of the term "Takeover Proposal" with any Person other than Parent or any of its Affiliates, which either (a) provides that each Share (excluding Parent Shares or Shares held by affiliates of Parent) that is purchased or otherwise acquired or exchanged in connection with such transaction will receive consideration having a value at the time of the consummation of such transaction equal to or greater than the Merger Consideration or (b) was proposed to the Company, or publicly disclosed, prior to the termination of this Agreement.

            (jjj) "Warrant" shall have the meaning specified in Section 2.5 hereto.

            (kkk) "Warrant Release" shall have the meaning specified in Section
      2.5 hereto.

            Section 9.2. Accounting Terms and Determinations. All references in this Agreement to "generally accepted accounting principles" or "GAAP" shall mean generally accepted accounting principles in effect in the United States of America at the time of application thereof, applied on a consistent basis. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all determinations with respect to accounting matters hereunder shall be made, and all financial statements and certificates and reports as to financial matters required to be furnished hereunder shall be prepared, in accordance with generally accepted accounting principles, applied on a consistent basis.

            IN WITNESS WHEREOF, Parent, Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

                                         TRACE INTERNATIONAL HOLDINGS, INC.


                                         By: /s/ Marshall S. Cogan
                                             ------------------------------
                                             Name:  Marshall S. Cogan
                                             Title: Chief Executive Officer



                                         TRACE MERGER SUB, INC.


                                         By: /s/ Marshall S. Cogan
                                             ------------------------------
                                             Name:  Marshall S. Cogan
                                             Title: President



                                         FOAMEX INTERNATIONAL INC.



                                         By: /s/ Andrea Farace
                                             ------------------------------
                                             Name:  Andrea Farace
                                             Title: Chief Executive Officer